FOURTH AMENDMENT TO
                      AMENDED AND RESTATED CREDIT AGREEMENT


         STARCRAFT CORPORATION formerly known as STARCRAFT AUTOMOTIVE CORPORATION, an Indiana corporation ("Parent"), STARCRAFT AUTOMOTIVE GROUP, INC., an Indiana corporation ("Starcraft"), IMPERIAL AUTOMOTIVE GROUP, INC., an Indiana corporation ("Imperial"), and BANK ONE, INDIANA, NA, a national banking association, formerly known as BANK ONE, INDIANAPOLIS, NATIONAL ASSOCIATION (the "Bank"), agree as follows:


         1. STATEMENT OF FACTS. This Fourth Amendment ("Amendment") is made in the context of the following agreed state of facts:

         a. The Parent, Starcraft, Imperial, Starcraft Southwest, Inc., an Indiana corporation ("Starcraft Southwest") (collectively, the "Companies") and the Bank are parties to an Amended and Restated Credit Agreement executed November 30, 1994, but with effect as of December 1, 1997, as amended by amendments dated as of March 1, 1995, as of January 31, 1996, and as of January 31, 1997, respectively (the Amended and Restated Credit Agreement, as amended, being collectively referred to herein as the "Agreement').

         b. The Parent has sold prior hereto all of its equity interest in Starcraft Southwest.

         c. The Companies and the Bank now agree to amend certain terms of the Agreement subject to certain terms and conditions, and the parties have executed this Amendment in order to give effect to their agreement.


         2.       DEFINITIONS.

         a. Terms used in this Amendment with their initial letters capitalized are used as defined in the Agreement, unless otherwise defined herein.

         b. Section 1 of the Agreement is amended by adding the following new definitions:

                  o Applicable Spread. "Applicable Spread" means that number of percentage points to be taken into account in determining the per annum rate at which interest will accrue on the Revolving Loan when determined by reference to the London Interbank Offered Rate, or when determining the Unused Fee, as the context requires, determined by reference to the ratio of the Parent's total interest bearing liabilities to its EBITDA in accordance with the following table:


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         Ratio of Total
         Interest Bearing             (Revolving Loan)         (Unused Fee)
         Liabilities to EBITDA        Applicable Spread      Applicable Spread

         Greater than 2.00: 1.00         1-1/2%                    1/4%

         1.50 to 1.99:1.00               1-1/4%                    3/16%

         1.00 to 1.49:1.00               1 %                       1/8%

         less than 1.00:1.00             3/4%                      1/8%

         Initially, as of the effective date of the Fourth Amendment, the Applicable Spread shall be the largest spread shown on the above table. Thereafter, the Applicable Spread shall be determined on the basis of the financial statements of the Parent for each fiscal quarter furnished to the Bank pursuant to the requirements of Section 5(b), with prospective effect for the following fiscal quarter; provided, that a reduction in the Applicable Spread shall be affected only if the Parent meets the requirements for a decreased Applicable Spread for at least two (2) consecutive fiscal quarters. Interest or the Unused Fee, as applicable, will accrue and be payable in an fiscal quarter on the basis of the Applicable Spread in effect during the preceding fiscal quarter until an adjustment is made under the provisions of this definition. The Applicable Spread shall be adjusted on the first interest payment date which follows receipt by the Bank of the financial statements upon which such adjustment is based. In the event that the Parent fails to deliver the financial statements and compliance certificates required under Section 5(b) for any month which ends a fiscal quarter, then the Applicable Spread shall be the largest spread shown on the above table from the date such financial statements were required to be delivered until the first interest payment date which follows delivery to the Bank of such financial statements.

                  o EBITDA. "EBITDA" means the Parent's consolidated earnings before interest, taxes, depreciation, and amortization.

                  o Fourth Amendment. "Fourth Amendment" means the written amendment to this Agreement entitled "Fourth Amendment to Amended and Restated Credit Agreement," dated with effect as of June 29, 1997.

                  o        Imperial  Security   Agreement.   "Imperial  Security
                           Agreement" is used as defined in Section 3B.

                  o        Parent   Security    Agreement.    "Parent   Security
                           Agreement" is used as defined in Section 3B.


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                  o        Starcraft  Security  Agreement.  "Starcraft  Security
                           Agreement" is used as defined in Section 3B.

                  o Tangible Net Worth. "Tangible Net Worth" means the shareholders' equity of the Parent less any allowance for goodwill, patents, trademarks, trade secrets, any other assets which would be classified as intangible assets under generally accepted accounting principles.

                  o        Unused  Fee.  "Unused  Fee"  is used  as  defined  in
                           Section 2(a)(vi).

         c. The following definitions appearing in Section 1 of the Agreement are hereby amended and restated in their respective entireties as follows:

                  o Company. "Company" means any of the Parent, Starcraft, or Imperial as the context requires, and when used in the plural refers to two or more of them as the context requires.

                  o        Libor-Based Rate and London  Interbank  Offered Rate.
                           "Libor-Based Rate" means that per annum rate of interest which is equal to the sum of the Applicable Spread plus the London Interbank Offered Rate. "London Interbank Offered Rate" means the per annum rate of interest, as determined by the Bank, at which dollar deposits in immediately available funds are offered to the principal banks in the London Interbank Market by other principal banks in that market two (2) Banking Days prior to the commencement of the period of either one (1) month, three (3) months, or six (6) months for which the Parent shall have requested a quotation of the rate in amounts equal to the amount for which the Parent shall have requested a quotation of the rate, increased by an amount equal to any increase, as determined by the Bank, in the cost to the Bank of obtaining such deposits resulting from the imposition of any additional reserves or from any increase in the amount reserves presently required by any United States or foreign governmental authority including, but not limited to, any marginal or extraordinary reserves imposed to give effect to monetary policy. Any determination by the Bank of increased costs of maintaining deposits made pursuant to the provisions of the preceding sentence shall be final, absence manifest error.

                  o Parent Credit Document. "Parent Credit Document" means any of this Agreement, the Revolving Note, the Standby Letters of Credit, the Reimbursement Agreement, the Parent Guaranty Agreement, the Parent Security Agreement, the Starcraft Security Agreement, the Imperial Security Agreement, and any other instrument or document which evidences or secures the Loan, or which expresses an Agreement as to terms applicable to the Loan.


         3. UNUSED FEE. Section 2 of the Agreement is hereby amended by the addition of a new subsection 2(a)(vi) as follows:

                  (vi) Unused Fee. In addition to interest on the Revolving Loan, the Parent shall. pay to the Bank a facility fee (the "Unused Fee") for each partial or full calendar quarter during which the Commitment is outstanding equal to the Applicable Spread per annum of the average daily excess of the Commitment over the aggregate outstanding principal balance of the Revolving Loan. Facilities fees for each calendar quarter shall be due and payable within ten (10) days following the Bank's submission of a statement of the amount due. Such fees may be debited by the Bank when due to any demand deposit account of the Parent carried with the Bank without further authority.


         4. COLLATERAL FOR THE PARENT OBLIGATIONS. A new Section 3B is hereby added to the Agreement as follows:

                  3B. Collateral for the Parent Obligations. The obligations of Imperial and Starcraft under their respective Guaranty Agreement shall be secured by a security interest in all accounts receivable, general intangibles, inventory and equipment by each of Imperial and Starcraft, respectively, now owned and hereafter acquired, and in the proceeds thereof, which security interests shall be created by a Security Agreement executed by each of Imperial and Starcraft in the forms of Exhibits "A" and "B" to the Fourth Amendment (each the "Imperial Security Agreement" and the "Starcraft Security Agreement"). In addition, the Parent shall secure all of its Parents Obligations by a security interest in all accounts receivable, general intangibles, inventory and equipment of Parent, now owned and hereafter acquired, and any proceeds thereof, pursuant to the terms of the Security Agreement executed by Parent in the form of Exhibit "C". to the Fourth Amendment (the "Parent Security Agreement").

         5. AMENDMENT TO FINANCIAL COVENANT. Section 4(g)(i) of the Agreement is amended and restated in its entirety to read hereafter as follows:

                  (i) Tangible Net Worth. The Parent shall maintain its Tangible Net Worth at a level not less than $10,250,000 from the effective date of the Fourth Amendment and at all times thereafter.

         6. CONDITIONS PRECEDENT. As conditions precedent to the effectiveness of this Amendment, the Bank shall have received, each duly executed and in form and substance .Satisfactory to the Bank, this Amendment and the following:

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         a.       The  Imperial  Security  Agreement,   the  Starcraft  Security
                  Agreement, the Parent Security Agreement and all UCC Financing Statements required by the Bank in order to properly perfect the liens granted thereunder.

         b. A certified copy of resolutions of the Board of Directors of each of the Companies authorizing the execution and delivery of this Amendment any all other documents required under this Amendment to which each of the Companies is a party.

         c. A certificate signed by the Secretary of each of the Companies certifying the name of the respective officer or officers authorized to sign this Amendment and any other document required under this Amendment to which each of the Companies is a party, together with a sample of the true signature of each such officer.

         d. Such other documents as may be reasonably required by the Bank.

         7. REPRESENTATIONS AND WARRANTIES. To induce the Bank to enter into this Amendment, the Companies represent and warrant, as of the execution and effective dates of this Amendment, that no Event of Default or Unmatured Event of Default has occurred and is continuing and that the representations and warranties contained in Section 3 of the Agreement are true and correct, except that (a) the representations contained in Section 3(d) shall refer to the latest financial statements furnished to the Bank by the Companies pursuant to the requirements of the Agreement, and (b) the representations contained in Section 3(k) apply to the Companies and any Subsidiaries.

         8 . STARCRAFT SOUTHWEST. By the execution hereof the Bank and the other parties hereto agree and hereby do release Starcraft Southwest from any and all obligations, liability, and claim under the Guaranty Agreement executed and delivered by Starcraft Southwest pursuant to the Second Amendment and from all future obligations, liability, and claim under the Agreement.

         9. REAFFIRMATION OF THE AGREEMENT. Except as amended by this Amendment, all terms and conditions of the Agreement shall continue unchanged and in full force and effect and the Obligations of the Companies shall continue to be secured and guaranteed as therein provided until payment and performance in full of all Obligations.



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




         IN WITNESS WHEREOF, the Companies and the Bank, by their respective duly authorized officers, have executed this Fourth Amendment to Amended and Restated Credit Agreement on this 3rd day of August, 1997, but with effect as of June 29, 1997.

Attest:                                    STARCRAFT CORPORATION


/s/Janis M. Neal                           By:  /s/ Kelly L. Rose
---------------------------------               --------------------------------
Janis M. Neal Executive Assistant               Kelly L. Rose, Chairman & CEO



Attest:                                    IMPERIAL AUTOMOTIVE GROUP, INC.



/s/ Janis M. Neal                          By: /s/ Kelly L. Rose
---------------------------------              ---------------------------------
Janis M. Neal, Executive Assistant             Kelly L. Rose, Chairman & CEO



Attest:                                    STARCRAFT AUTOMOTIVE GROUP, INC


/s/ Janis M. Neal                          By: /s/ Kelly L. Rose
---------------------------------              ---------------------------------
Janis M. Neal, Executive Assistant             Kelly L. Rose, Chairman & CEO

                                           BANK ONE, INDIANA, NA



                                           By: /s/ Steven J. Liebold
                                               ---------------------------------
                                               Steven J. Leibold, Vice President




                                                        -6-

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                              SCHEDULE OF EXHIBITS


Exhibit "A" -              Security Agreement (Imperial Automotive Group, Inc.)

Exhibit "B" -              Security Agreement (Starcraft Automotive Group, Inc.)

Exhibit "C" -              Security Agreement (Starcraft Corporation)



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